Exhibit 99


                                                                          [LOGO]

Press Release

From:      Exelon Nuclear
           Mid-Atlantic Regional Operating Group
           200 Exelon Way
           Kennett Square, PA 19348

Contact:      David Simon (610) 765-5530                   FOR IMMEDIATE RELEASE
              Fran Reining (717) 456-4759                  May 7, 2003


             NRC Approves 20-Year License Extension for Peach Bottom

KENNETT SQUARE, Pa. - The U.S. Nuclear Regulatory Commission announced today that it has approved a 20-year extension of the operating licenses for Exelon Nuclear's Peach Bottom Atomic Power Station in York County, Pa.

Exelon Nuclear is the largest operator of commercial nuclear power stations in the nation and third largest worldwide. Peach Bottom's two generating units are the first of Exelon Nuclear's 17 reactors to receive extended licenses. The NRC has renewed the licenses of 14 other U.S. nuclear reactors and is reviewing applications for 14 more.

The original 40-year license for Peach Bottom Unit 2 was to expire in 2013. It has been extended to 2033. The Unit 3 license was to expire in 2014 and is extended to 2034. Peach Bottom Unit 1, an early gas-cooled prototype reactor, is no longer in operation.

"This decision means Peach Bottom will continue to deliver safe, carbon-free electricity to more than two million households on the Atlantic seaboard for another two decades," said Exelon Nuclear President and Chief Nuclear Officer Jack Skolds. "And we are doing it without turning a spade of earth. This contributes mightily to America's energy independence and to the mid-Atlantic region's inventory of safe, inexpensive electricity."

Peach Bottom's local economic impact is significant and will continue as well. The station employs about 700 people, with an annual payroll of $57 million. It pays about $1 million annually in property taxes and spends $10 million a year in purchases of local goods and services.

"Peach Bottom's history of safe operation is the primary reason we can continue to produce power over the next 20 years," said station Vice President Rusty West. "Safe operation is the lynchpin behind license extension, which is a long-term investment in our employees, in the communities around Peach Bottom and in our company. We're very happy that we will continue to be an active part of our communities for many years to come."




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The station also generates low-cost electricity.  In 2002, Peach Bottom produced power for about three-fourths of the average cost of coal-generated electricity and one-fourth the average cost of electricity generated from natural gas.

Peach Bottom's license renewal program began in 1999 and required four years of extensive engineering, safety and environmental analysis, NRC review, and public input. Engineers reviewed more than 100 plant systems and about 40,000 components to ensure the two units are capable of running for an additional 20 years. The project cost about $14 million to complete.

"The safety review determined that Peach Bottom has solid programs in place to provide for the continued safe and reliable operation and maintenance of the plant," West said. "The environmental review concluded that any environmental impacts from extending the license would be small."

As part of the review, the NRC held public meetings and verified the analysis with county, state and federal agencies. Experts from national nuclear laboratories, environmental agencies, historical preservation societies and others were consulted.

Peach Bottom Atomic Power Station is in Peach Bottom Township of York County and has two General Electric boiling water reactors that produce a total of 2,274 net megawatts. Unit 2 (1,148 net megawatts) began commercial operation on July 5, 1974. Unit 3 (1,126 net megawatts) began commercial operation on Dec. 23, 1974. A megawatt is a million watts.

                                       ###

Exelon Corporation is one of the nation's largest electric utilities with approximately five million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately five million customers in Illinois and Pennsylvania and gas to 425,000 customers in the Philadelphia area. The company also has holdings in such competitive businesses as energy, infrastructure services and energy services. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.